Exhibit 5.1

                       [LETTERHEAD OF GERSTEN SAVAGE LLP]



                                                                   June 25, 2008
Easy CD Yearbook, Inc.
5348 Vegas Dr., Suite 112
Las Vegas, NV 89108 USA

     Re: Shares to be registered on Form S-1

Gentlemen:

We have acted as counsel for Easy CD Yearbook, Inc., a Nevada corporation, (the "Company") in connection with the registration of up to 1,886,400 shares of the Company's common stock, $0.0001 par value (the "Shares"), with an aggregate maximum offering price of $47,160 described in the prospectus of the Company dated June 24, 2008 (the "Prospectus"), contained in the Company's Registration Statement on Form S-1 (File No. __________) (the "Registration Statement"), to be resold by certain selling shareholders named therein (the "Selling Shareholders").

In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following: (a) Certificate of Incorporation of the Company, as amended to date; (b) By-laws of the Company, as amended to date; and (c) the Registration Statement and all exhibits thereto.

In addition to the foregoing, we have also relied as to matters of fact upon the representations made by the Company and their representatives and upon representations made by the Selling Shareholders. In addition, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photo static copies.

Based upon and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Nevada, the jurisdiction of its incorporation and has full corporate power and authority to own its properties and conduct its business as described in the Registration Statement.

The authorized  capital stock of the Company  consists of 100,000,000  shares of
common  stock,   $0.0001  par  value,  of  which  there  are  7,386,400   shares
outstanding, and 50,000,000 shares of undesignated preferred stock, $0.0001 par value, of which there are no shares outstanding. Proper corporate proceedings have been taken to validly authorize such authorized capital stock and all the outstanding shares of such capital stock. The shares have been duly authorized, legally issued, fully paid, and non-assessable under the corporate laws of the State of Nevada. The shareholders of the Company have no preemptive rights with respect to the common stock of the Company.
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We hereby  consent to the firm's name,  Gersten Savage LLP, and of the reference to the opinion and of the use of this opinion as an exhibit to the Registration Statement and as contained in the Registration Statement itself, specifically in the section captioned "Legal Representation."

In giving this consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term "expert" as defined in Section 11 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

                                    Very truly yours,


                                    /s/ Gersten Savage LLP
                                    -----------------------------------
                                    Gersten Savage LLP